Filed pursuant to Rule 424(b)(3)
Registration No. 333-184944

PROSPECTUS SUPPLEMENT NO. 2

15,167,448 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 1 supplements and amends the prospectus dated May 3, 2013, which constitutes part of our registration statement on Form S-1 (No. 333-184944) relating to up to 15,167,448 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K/A, filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2013.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2013.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) June 14, 2013; (June 14, 2013)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed for the sole purpose of disclosing the Company’s decision in light of the stockholder recommendation for an annual vote on the compensation of the Company's named executive officers.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 14, 2013, the Company held its annual meeting of stockholders in Norcross, Georgia.  As of the record date, April 16, 2013, there were 65,492,293 shares of Common Stock entitled to vote at the annual meeting. Represented at the meeting in person or by proxy were 53,900,853 votes representing 82.3 percent of the total shares of Common Stock entitled to vote at the meeting.

The purpose of the meeting was to elect seven directors, approve the compensation of the Company’s named executive officers, to set the frequency of future stockholder votes to approve the compensationof the Company’s named executives and to ratify the appointment of UHY, LLP as the Company’s independent auditors for fiscal year 2013. The following table sets forth the results of the vote on the matters:

Proposal	Vote type	Voted
Mark L. Faupel, Ph.D.	For	23,001,770.00
	Against	7,170,076.00
	Abstain	498,706.00
	Non Votes	23,230,301.00

Ronald W. Allen	For	22,923,988.00
	Against	7,105,948.00
	Abstain	640,616.00
	Non Votes	23,230,301.00

Ronald W. Hart, Ph.D.	For	23,516,433.00
	Against	6,650,413.00
	Abstain	503,706.00
	Non Votes	23,230,301.00

John E. Imhoff, M.D.	For	29,344,741.00
	Against	602,218.00
	Abstain	723,593.00
	Non Votes	23,230,301.00

Michael C. James	For	14,402,154.00
	Against	15,994,205.00
	Abstain	274,193.00
	Non Votes	23,230,301.00

Jonathan M. Niloff, M.D.	For	22,720,408.00
	Against	6,704,902.00
	Abstain	1,245,242.00
	Non Votes	23,230,301.00

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Linda Rosenstock, M.D.	For	23,294,472.00
	Against	6,671,505.00
	Abstain	704,575.00
	Non Votes	23,230,301.00

Executive Compensation	For	29,055,468.00
	Against	1,504,040.00
	Abstain	111,044.00
	Non Votes	23,230,301.00

Frequency of Compensation	1 Year	28,876,621.00
	2 Years	287,860.00
	3 Years	1,405,499.00
	Abstain	100,572.00
	Non Votes	23,230,301.00

Auditors	For	51,222,946.00
	Against	2,139,112.00
	Abstain	538,795.00
	Non Votes	0

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Based on the recommendation of the Company’s shareholders and the Board of Director’s recommendation included in the Company’s proxy statement, the Company has determined to submit to its shareholders non-binding, advisory votes on the compensation of the Company’s “named executive officers” annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark L. Faupel, Ph.D.
Mark L. Faupel, Ph.D.
CEO & President
Date: June 14, 2013

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